AMERICASBANK CORP.
                                                 CONTACT:   MARK H. ANDERS
                                                 PHONE:     443-921-0804
                                                 WEBSITE:   www.americasbank.com


                               AMERICASBANK HIRES
                         NEW MORTGAGE DIVISION EXECUTIVE

(Towson, MD - April 7, 2006) AmericasBank (NASDAQ: AMAB) announced today that William J. Allen, a veteran mortgage, insurance and banking executive has joined the bank. Mr. Allen will be a Senior Vice President and will be responsible for the growth and development of the bank's mortgage division.

Mark H. Anders, President and CEO, commented, "We appreciate the synergies between the mortgage business and community banking. We also appreciate that these are very different businesses and the integration of the two is the key to achieving those synergies. Having a veteran executive like Bill join us at this stage in our development is essential to building a strong foundation to support future expansion."

ABOUT AMERICASBANK CORP.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.


The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; risk of changes in interest rates, deposit flows and loan demand; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; operational risks of the leasing companies to which AmericasBank has extended credit; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp's filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.